EXHIBIT 10.1

This Agreement made effective the 1st day of January, 2005.

Among:

Greyhound Lines, Inc., a Delaware corporation (“Greyhound”),
Laidlaw International, Inc., a Delaware corporation (“Laidlaw”)

and

John Werner Haugsland (the “Executive”)

WHEREAS, Executive is currently employed by Greyhound pursuant to the terms of the Second Amended Executive Employment Agreement dated as of March 16, 1999, as amended (the “Prior Agreement”); and

WHEREAS, Greyhound desires to continue the employment of Executive and the Executive desires to continue to be employed by Greyhound pursuant to the terms of this Agreement;

WHEREAS, Greyhound is a wholly owned subsidiary of Laidlaw;

WHEREAS, Greyhound, Laidlaw and Executive desire to terminate the Prior Agreement;

NOW THEREFORE, the parties have agreed that the terms and conditions of the relationship shall be as follows:

Article 1 – Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

(a) “Agreement” means this employment agreement, as amended from time to time.

(b) “Base Salary” means the salary of record paid to the Executive as annual salary, and as further indicated in paragraph (a) of Article 4 (Compensation).

(c) “Board” means the Board of Directors of Laidlaw.

(d) “Cause” means the Executive’s:

(i)	Willful and continued failure to perform substantially the Executive’s primary duties with Greyhound after Greyhound delivers to the Executive written demand for substantial performance, specifically identifying the manner in which the Executive has not substantially performed his duties;

(ii)	Act of omission constituting fraud under the law of the State of Texas;

(iii)	Conviction of, or plea of nolo contendere to a felony;

(iv)	Use of illegal drugs;

(v)	Embezzlement of Greyhound or Laidlaw property or funds;

(vi)	Material breach of any provision of this Agreement, including but not limited to the covenants set forth in Section 6(d), or the unauthorized use of Greyhound’s confidential business information in a manner which is detrimental to Greyhound and/or Laidlaw.

(e) “Committee” means the Compensation Committee of the Board.

(f) “Disability” means Executive becomes “disabled,” as that term is defined in the Greyhound Lines, Inc. Employee Long Term Disability Plan (“the LTD Plan”), and is unable to perform the essential functions of his position, with reasonable accommodation, for a period of one hundred eighty (180) consecutive days after becoming so disabled.

(g) “Effective Date” means January 1, 2005.

(h) “Executive” shall mean John Werner Haugsland.

(i) “Good Reason” shall mean, without the consent of the Executive:

(i)	Greyhound’s failure to perform any material provision of this Agreement;

(ii)	A material change in the Executive’s authority, duties or responsibilities under this Agreement, other than a termination by Greyhound for Cause;

(iii)	Any request by the Greyhound Board that the Executive perform, assist, abet or approve any act which is illegal under any federal, state or local law;

(iv)	Any requirement by the Greyhound Board that Executive relocate from the Dallas, Texas metropolitan area; or

(v)	Greyhound fails to maintain adequate liability insurance coverage or indemnify executive in accordance with Articles 12 and 13 of this Agreement,

(j) “Greyhound” shall mean Greyhound Lines, Inc., a Delaware corporation, and all subsidiaries or any successor thereto.

(k) “Greyhound Board” shall mean the Board of Directors of Greyhound.

(l) “Laidlaw” shall mean Laidlaw International Inc., a Delaware corporation, including any and all subsidiaries or any successor thereto.

Article 2 — Term of the Agreement

The term of this Agreement shall commence on the Effective Date and shall continue until January 31, 2007, unless otherwise terminated earlier in accordance with the provisions of this Agreement.

Article 3 — Title; Commencement of Employment; Reporting

The Executive shall serve as the Executive Vice President and Chief Operating Officer of Greyhound. The Executive shall report to the President and Chief Executive Officer of Greyhound.

Article 4 — Compensation

(a)	Unless otherwise provided, all dollar amounts set forth in this Agreement shall be in United States Dollars. The Base Salary of the Executive for his services is established by the Committee at the annualized rate of $378,562. The Base Salary shall be payable twice monthly on the 15th business day and the last business day of each month. The Base Salary shall be reviewed annually during Greyhound’s normal review period. The review will be undertaken by assessing the Executive’s achievement of the overall objectives established by the Committee in consultation with the Executive and with regard to the market rates of remuneration paid for similar duties and responsibilities.

(b)	The Executive will be eligible to participate in Greyhound’s Short Term Incentive Plan as approved by the Committee. For fiscal years commencing September 1, 2003 and thereafter, the Executive’s target bonus shall be 50% of Base Salary and the maximum bonus shall be 100% of Base Salary. The Executive’s right to receive any bonus under Greyhound’s Short Term Incentive Plan shall be determined based only upon quantitative measurements established by the Committee and as set forth in accordance with Greyhound’s Short Term Incentive Plan.

(c)	The Executive shall participate in the Greyhound Supplemental Executive Retirement Plan sponsored by Greyhound for the benefit of its employees in accordance with its terms; provided that Executive shall be credited with all service with Greyhound and any predecessors for purposes of the Greyhound Supplemental Executive Retirement Plan.

(d)	Subject to approval by the Committee, the Executive will be eligible to receive grants of stock options of Laidlaw from time to time. Such stock options will be on terms and conditions established by the Committee.

(e)	For the fiscal year commencing September 1, 2004, Greyhound will recommend to the Committee grants of deferred shares and value appreciation rights (VARs) to Executive under the terms of the Laidlaw Plan in the amount double the amount to be granted by the Committee in November, 2004. Such recommendation shall include four year ratable vesting on the deferred shares and 3-year cliff vesting on the VARs, with acceleration of vesting upon death or disability. The deferred shares will vest upon retirement, as defined in the Laidlaw Plan. VARs shall continue to vest for so long as Executive remains either employed by Greyhound or as a member of the Greyhound Board. All grants of deferred shares and VARs are subject to such terms and conditions as the Committee may actually approve and the Laidlaw Plan. There will be no other grants of deferred shares or VARs during the term of the Agreement.

Article 5 — Benefits

(a)	Automobile

Greyhound will provide the Executive with a monthly allowance of One Thousand Dollars ($1,000.00) for expenses incurred by the Executive for an automobile.

(b)	Expenses

It is understood and agreed that the Executive will incur expenses in connection with his duties under this Agreement, including, but not limited to, travel expenses, home facsimile expenses, personal computer expenses and telephone expenses. Greyhound shall reimburse the Executive for any such expenses provided that the Executive provides to Greyhound an itemized written account and receipts acceptable to Greyhound.

(c)	Vacation

The Executive shall be entitled to five (5) weeks vacation during each calendar year. The vacation shall be taken at the discretion of the Executive with the understanding that the Executive will take into account business needs and operations in scheduling vacation. All vacation earned must be taken by the end of the calendar year following accrual or it is forfeited.

(d)	Welfare Benefits

The Executive shall be entitled to those welfare benefit coverages as are offered by Greyhound to its executive employees generally (such as medical insurance, dental insurance, short and long-term disability insurance and group term life insurance), all in accordance with the employee benefit plans and policies maintained by Greyhound for the benefit of employees of Greyhound, and as amended from time to time subject to and supplemented by the following:

(i)	Medical: Greyhound shall pay the full cost of health and welfare benefit coverages for Executive. Greyhound will reimburse Executive for medical expenses up to $5,000 per calendar year; provided, that Executive provides to Greyhound appropriate evidence of such expenses as acceptable to Greyhound. Additionally, Greyhound will reimburse Executive for the cost of an annual physical performed by a mutually agreed upon physician.

(ii)	Life Insurance: At all times during the term of this Agreement, Executive will receive life insurance coverage as provided by Greyhound on terms not less favorable than that provided to other executives of Greyhound. In addition to any life insurance provided pursuant to the preceding sentence, the Executive will be provided with company-paid life insurance which will provide death benefits in the event of his death in an amount of at least $1,500,000.00 payable to the beneficiary or beneficiaries named by the Executive. Greyhound shall have the right to purchase insurance to fund its obligations to the Executive under this section; provided, however, that any insurance company or companies selected by Greyhound to fund its obligations under this section must be the company or companies that underwrite life insurance benefits covering other officers of Greyhound.

(iii)	Long Term Disability: Greyhound will provide Executive long-term disability coverage and benefits on terms which are not less favorable than that provided to other executives of Greyhound but which will provide an annual disability benefit to the Executive of at least fifty percent (50%) of his expected annual Base Salary, payable for the year during which Executive was disabled.

(e)	Club Memberships

Greyhound will reimburse the Executive for the initial membership fees associated with joining a mutually agreed upon club that the Executive will use in connection with Greyhound’s business. Greyhound will also reimburse the Executive for ongoing annual dues incurred by the Executive in connection with the Executive’s membership in such club. Greyhound will also reimburse the Executive for monthly dues of up to $250 per month for one health club.

(f)	Professional Expenses

Greyhound will reimburse the Executive for up to Fifteen Thousand Dollars ($15,000.00) annually for expenses incurred by the Executive in connection with the Executive’s estate planning, tax and financial preparation and planning.

Article 6 — Termination of Employment

(a)	The parties understand and agree that this Agreement and the Executive’s employment hereunder may be terminated in the following manner in the specified circumstances:

(i)	By the Executive, at any time without Good Reason, on the giving of 90 days’ written notice to Greyhound. Greyhound may waive notice, in whole or in part, upon immediate payment to the Executive of the Executive’s Base Salary for such portion of the 90-day notice period as is waived by Greyhound.

(ii)	By Executive for Good Reason on the giving of 30 days’ written notice to Greyhound specifying the events which entitle termination for Good Reason and provided Greyhound does not cure, if curable, any such event which otherwise would entitle Executive to terminate for Good Reason.

(iii)	By Greyhound, in its absolute discretion, without any notice or pay in lieu thereof, for Cause.

(iv)	By Greyhound, in its absolute discretion and for any reason other than death or disability, without Cause.

(v)	By Greyhound for reasons of Disability.

(vi)	Upon the Executive’s death.

(b)	(i) Upon termination of Executive’s employment by Greyhound without Cause or by Executive for Good Reason, Greyhound shall (A) pay the Executive in a lump sum an amount equal to three times the sum of his Base Salary in effect at the time of such termination and the greater of his bonus for the year prior to such termination or his target bonus at the time of his termination, and (B) shall continue to provide the Executive all of the benefits set forth in Sections 5(a), (d), (e) and (f) of this Agreement for a period of 36 months after termination, or, if such benefits cannot be provided by Greyhound, Greyhound shall pay to the Executive an equivalent lump sum cash amount in lieu of such benefits.

(ii) Upon termination of Executive’s employment by Greyhound for Disability or by reason of death, Executive shall be entitled to his Base Salary through the date of termination, and if and when otherwise payable, a pro rata portion of the bonus Executive would have received if his employment were not so terminated.

(iii) In all other cases, Executive shall be entitled only to his Base Salary, any vacation accrued but unpaid through the date of termination.

(c)	In order to receive the entitlement under Section 6(b)(i) or (ii), the Executive (or his heirs or estate) must undertake to sign a release in a form reasonably satisfactory to Greyhound, fully releasing Greyhound and Laidlaw from further claims upon payment of the amounts stipulated herein. However, the form of release shall not require that the Executive (or his heirs or estate) give up any rights of indemnity which the Executive may have had as against Greyhound or Laidlaw for acts carried out by the Executive in the ordinary course of Greyhound’s business.

(d)	The Executive agrees that during employment pursuant to this Agreement and for thirty-six (36) months following termination of his employment by Greyhound for Cause, or by Executive without Good Reason, he shall not either individually or in partnership, or jointly in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder, or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to, or permit his name to be used by any business that competes with the then-existing business of Greyhound and affiliates in the markets in which Greyhound or any affiliate is then operating its business, or has definitive plans to operate its business, provided that the Executive shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of Greyhound and affiliates, provided that the Executive shall not directly or indirectly own more than five percent (5%) of the issued share capital of the public company, or participate in its management or operation, or in any advisory capacity within the time limits set out herein.

For purposes of the obligations set out herein, the business of Greyhound and affiliates shall mean the provision of inter-city transportation of passengers or cargo by automobile or motorbus in the United States and Canada.

(e)	The Executive further agrees that for a period of thirty-six (36) months following termination of employment by Greyhound for Cause, or by Executive without Good Reason, he will not solicit for hire or rehire, or take away, or cause to be hired, or taken away, any employee of Greyhound.

Article 7 — Authority

(a)	The Executive shall support the President and Chief Executive Officer of Greyhound in carrying out the general or specific instructions and directions of the Greyhound Board and together with the President and Chief Executive Officer in doing so, may enter into contracts, engagements or commitments of every nature or kind, in the name of and on behalf of Greyhound, and may engage, employ and dismiss all managers and other employees and agents of Greyhound, subject to the by-laws and charter documents of Greyhound.

(b)	The Executive shall conform to all lawful instructions and directions given to him by the President and Chief Executive Officer of Greyhound or the Greyhound Board and obey and carry out the by-laws of Greyhound.

Article 8 — Service

(a)	The Executive, throughout the term of his employment, shall devote his full time and attention to the business and affairs of Greyhound, and shall not undertake any other business or occupation or, unless approved by the President and Chief Executive Officer of Greyhound, become either (i) an officer, employee or agent of any other company or firm which is a commercial venture or (ii) a director of more than two companies or firms which are commercial ventures.

(b)	Executive’s responsibilities shall include the inter-city coach, coach charter and line haul and any other related business thereto of Greyhound and its affiliates in the United States and Canada; provided, however, upon any realignment of Greyhound and its affiliates along distinct product or business lines, Executive’s responsibilities may be altered to exclude responsibility for the courier/package express and tour/charter businesses, and such change in responsibilities shall not constitute grounds for resignation by Executive for Good Reason.

(c)	The Executive shall well and faithfully serve Greyhound and use his best efforts to promote the interests thereof and shall not disclose any information he may acquire in relation to Greyhound’s business, the private affairs or trade secrets of Greyhound, techniques and concepts, and other confidential information concerning the business, operations or financing of Greyhound, to any person other than (i) to an employee of Greyhound or Laidlaw or their subsidiaries, (ii) a member of the Greyhound Board or the Board; (iii) to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of his duties as an executive of Greyhound; (iv) as authorized in writing by the Greyhound Board; or (iv) required by law.

Article 9 — Change in Control

(a)	If a change in control (as defined in the Change in Control Agreement) occurs, the rights and obligations of the Executive and Greyhound shall be in accordance with the Change in Control Agreement attached as Appendix A.

(b)	In order to receive the entitlement under this paragraph, the Executive must undertake to sign a release in a form satisfactory to Greyhound, fully releasing Greyhound from further claims upon payment of the amounts stipulated in Appendix A. However, the form of release shall not require that the Executive give up any rights of indemnity which the Executive may have had as against Greyhound for acts carried out by the Executive in the ordinary course of Greyhound’s business.

If a change in control occurs and Executive receives all payments under the Change in Control Agreement, the Executive hereby waives any rights he may have to any payments or other benefits under this Agreement, including any severance payments.

Article 10 — Assignment of Rights

The rights which accrue to Greyhound under this Agreement shall pass to their affiliates, successors or assigns. The rights of the Executive under this Agreement are not assignable or transferable in any manner but flow to the Executive’s estate and heirs.

Article 11 — Notices

All notices and other communications required or permitted hereunder, or necessary or convenient in connection herewith, shall be in writing and shall be deemed to have been given when hand delivered, delivered by facsimile or mailed by registered mail as follows (provided that notice of change of address shall be deemed given only when received):

If to Greyhound, to:

                    Greyhound Lines, Inc.
                    15110 North Dallas Parkway
                    Dallas, Texas 75248
                    Attn: General Counsel

If to Laidlaw, to:

                    Laidlaw International, Inc.
                    55 Shuman Boulevard, Suite 400
                    Naperville, IL 60563
                    Attn: General Counsel

If to the Executive, at such address as Executive provides to Greyhound from time to time as part of his personnel records, or to such other names or addresses as Greyhound or the Executive shall designate by notice to the other in the manner specified in this paragraph.

Article 12 — Liability Insurance

Greyhound or Laidlaw shall maintain the Executive’s liability insurance in accordance with corporate policy and applicable law.

Article 13 — Indemnification

Greyhound agrees that if the Executive is made a party to any action, suit, proceeding or any other claim whatsoever, by reason of the fact that the Executive is or was a director, officer, employee or agent of Greyhound, or is or was serving at the request of Greyhound as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the basis of such claim is the Executive’s alleged action in an official capacity while in service as a director, officer, employee or agent of Greyhound, the Executive shall be indemnified and held harmless by Greyhound to the fullest extent legally permitted or authorized by Greyhound’s certificate of incorporation or bylaws or Board resolutions against all expenses, liability and loss, including, without limitation, legal fees, fines or penalties and amounts paid or to be paid in settlement, all as reasonably incurred by the Executive in connection therewith, and such indemnification shall continue as to the Executive even after the Executive has ceased to be a director, officer, employee or agent of Greyhound, and shall inure to the benefit of the Executive’s heirs, executors and administrators.

Article 14 — Withholding of Taxes

Greyhound shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required pursuant to applicable federal, state or local laws. Greyhound shall not be obligated to compensate the Executive for the payment of such taxes.

Article 15 — Severability

If any provision of this Agreement or the application thereof to anyone, or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

Article 16 — Entire Agreement

This Agreement, including Appendix A hereto, constitutes the entire agreement between the parties with respect to the employment and appointment of the Executive and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Executive by Greyhound, including the Prior Agreement are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any previous agreement.

Article 17 — Amendment, Waiver, etc.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and Greyhound. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Article 18 — Headings

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

Article 19 — Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Article 20 — Gender and Number

Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine; the plural shall include the singular, the singular shall include the plural.

Article 21 — Governing Law

This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Delaware.

Article 22 –Greyhound Board Membership

Upon execution of this Agreement, Laidlaw agrees to elect Executive as a director of the Greyhound Board. Each year during the term of this Agreement, and if Executive retires from Greyhound on January 31, 2007, for a period of two years thereafter, if Executive so desires, Laidlaw will continue to elect Executive as a member of the Greyhound Board. Greyhound shall pay Executive an annual retainer of one hundred thousand dollars ($100,000) per year for each year in which Executive serves as a member of the Greyhound Board following his retirement on January 31, 2007 as an employee of Greyhound. Such retainer shall be paid in quarterly installments.

Article 23 — Dispute Resolution

(a)	Greyhound and the Executive agree that any claim or controversy arising out of or relating to this Agreement or the Change of Control Agreement, or any breach of this Agreement or the Change of Control Agreement, shall be submitted to non-binding arbitration in the city of Dallas, Texas in accordance with procedures or rules established by the American Arbitration Association. The Executive and Greyhound agree that either party must request such non-binding arbitration of any claim or controversy on or before the earlier of: (i) the fifteenth (15th) business day after the termination of this Agreement becomes effective; or (ii) the sixtieth (60th) business day after the date the claim or controversy first arises, by giving written notice of the party’s request for non-binding arbitration (“Arbitration Notice”). If both parties fail to give such Arbitration Notice, either party may proceed to seek judicial relief in a court of competent jurisdiction located in Dallas County, Texas.

(b)	In the event that any dispute arising under this Agreement concerns the amount of any payment required to be made under any provision of this Agreement or the Change in Control Agreement, either party agrees to pay the undisputed portion of the payment to the other party and deposit the disputed portion of the payment in an interest bearing account with a financial institution acceptable to the other party within five (5) days after either party effectively communicates its Arbitration Notice or files an original petition or complaint in a court of competent jurisdiction.

(c)	At the election of both the Executive and Greyhound, all claims or controversies subject to arbitration under this Agreement may be submitted to final and binding arbitration in accordance with the applicable Rules of the American Arbitration Association.

(d)	In any dispute arising under the terms of this Agreement, without regard to whether such dispute proceeds to arbitration or litigation, Greyhound will reimburse the Executive for reasonable and necessary attorney’s fees up to a maximum amount of Forty Thousand Dollars ($40,000.00), unless a court of competent jurisdiction (or the Arbitrator, if applicable), finds that the Executive’s position in such proceeding was frivolous.

IN WITNESS WHEREOF, the parties have executed this Agreement on this ___day of January, 2005.

GREYHOUND LINES, INC.

By:

Name: Stephen E. Gorman
Title: President and Chief Executive Officer

LAIDLAW INTERNATIONAL INC.

By:

Name: Kevin Benson
Title: President and Chief Executive Officer

EXECUTIVE

John Werner Haugsland